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EXHIBIT 15


November 15, 1999


The Board of Directors
Spalding Holdings Corporation
Chicopee, Massachusetts

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Spalding Holdings Corporation and subsidiaries (the "Company") for the periods ended October 2, 1999 and September 30, 1998, as indicated in our report dated November 10, 1999; because we did not perform an audit, we expressed no opinion on the information.


We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 2, 1999, is incorporated by reference in Registration Statement No. 333-20463 on Form S-8 of Spalding Holdings Corporation.


We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Deloitte & Touche LLP
Hartford, Connecticut


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